As filed with the Securities and Exchange Commission on June 3, 2005

Registration No. 333-63243

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3
Post-Effective Amendment No. 1
To
Registration Statement
under
the Securities Act of 1933

AVISTA CORPORATION
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-0462470 (I.R.S. Employer Identification No.)

1411 East Mission Avenue
Spokane, Washington 99202
(509) 489-0500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

DAVID J. MEYER Vice President and Chief Counsel for Regulatory and Governmental Affairs Avista Corporation 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	J. ANTHONY TERRELL Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

(Name and address, including zip code, and telephone number, including area code, of agents for service)

Approximate date of commencement of proposed sale to the public: To be determined by market conditions and other factors, after the Post-Effective Amendment to the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission acting pursuant to said Section 8(c) may determine.

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 3, 2005

PROSPECTUS

Avista Corporation

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Shares of Common Stock

(no par value)

     The Avista Corporation Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) provides investors with a simple and convenient method of purchasing shares of our Common Stock and of investing their dividends in additional shares of Common Stock. The Plan provides that purchases of Common Stock may be made monthly. Shares of Common Stock will be either newly issued shares purchased directly from us or previously issued shares purchased on the open market, at our election. The price of shares if purchased on the open market will include a fee of $.04 per share (which will include a brokerage commission).

     Investors who are not already shareholders may become participants in the Plan by making an initial cash investment of $250.

     The Plan offers you the opportunity to:

-	Purchase Shares – If you are a first-time investor, you may make your Initial Investment in shares of our Common Stock directly through the Plan. As a participant in the Plan, you can buy additional shares by reinvestment of all or a portion of your dividends and by making Optional Cash Payments.

-	Deposit Stock Certificates for Safekeeping – Deliver stock certificates to The Bank of New York for credit in the Plan in book-entry form.

-	Sell Shares – Sell all or a portion of your shares of our Common Stock that are held through the Plan directly without having to deliver a certificate.

     Initial Investments and Optional Cash Payments may be submitted at any time. Initial Investments and Optional Cash Payments received by The Bank of New York by 12:00 noon Eastern time on the day prior to an Investment Date will be invested on such Investment Date or during the Investment Period in which such Investment Date occurs. The Investment Date will normally be the 15th of each month.

     Initial Investments, Optional Cash Payments, notices of withdrawals or termination and all other written communications with respect to the Plan should be sent to:

The Bank of New York
Dividend Reinvestment Department
P.O. Box 1958
Newark, NJ 07101-9774
Phone: 1-800-642-7365
Website: www.stockbny.com (click on
“Company List,” then “Avista Corporation”)

     The law in some jurisdictions requires us to offer shares to non-shareholders only through a registered broker/dealer. In those instances BNY Brokerage, Inc., a subsidiary of The Bank of New York Company, Inc., will make such offers as the registered broker/dealer.

     Our Common Stock is listed on the New York Stock Exchange and Pacific Exchange. The ticker symbol is: AVA.

     Investing in our Common Stock involves risks. See “RISK FACTORS” beginning on page 2 of this Prospectus.

PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________________, 2005.

(i)

(ii)

WHERE YOU CAN FIND MORE INFORMATION

General

     Avista Corporation is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission (the “SEC”). These documents contain important business and financial information. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from the SEC’s website at http://www.sec.gov. Other than those documents incorporated by reference into this Prospectus, information on this website does not constitute a part of this Prospectus.

Documents Incorporated by Reference

     The SEC allows us to incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this Prospectus. We are incorporating into this Prospectus by reference:

•	our most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act and

•	all other documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of our most recent Annual Report and prior to the termination of the offering made by this Prospectus, and all of those documents are deemed to be a part of this Prospectus from the date of filing such documents. We refer to the documents incorporated into this Prospectus by reference as the “Incorporated Documents.” Any statement contained in an Incorporated Document may be modified or superseded by a statement in this Prospectus (if such Incorporated Document was filed prior to the date of this Prospectus) in any Prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this Prospectus are our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and our Current Reports on Form 8-K dated February 10, 2005, March 22, 2005, March 30, 2005 (only with respect to the information provided under Item 8.01) and May 12, 2005.

     You may request any of these filings, at no cost, by writing or telephoning us at:

Avista Corporation
P.O. Box 3727, MSC-19
Spokane, WA 99220-3727
Attention: Shareholder Services
Telephone: (509) 495-2753

We maintain an Internet website at http://www.avistacorp.com which contains information concerning us and our affiliates. The information contained at our Internet site is not incorporated in this Prospectus by references and you should not consider it a part of this Prospectus.

RISK FACTORS

     Investing in the Common Stock involves risk. You should review all the information contained or incorporated by reference in this Prospectus before deciding to invest. See “Available Information.” In particular, you should carefully consider the risks and uncertainties referred to below. Certain other risks and uncertainties are listed under “Safe Harbor For Forward-Looking Statements.”

Risks Relating to Our Company and Business

We are subject to various operational and event risks, which are common to the utility industry.

     Avista Utilities, our regulated utility operation, is subject to operational and event risks including, among others, increases in load demand, transmission or transport disruptions, fuel quality specifications, forced outages at generating plants and disruptions to information systems and other administrative tools required for normal operations. Weather has a significant impact on our operations, both on the demand side (primarily cooling requirements in the summer and heating requirements in the winter) and on the supply side (primarily the availability of hydroelectric generation). We also have exposure to natural disasters that can cause physical damage to our property, requiring repairs to restore utility service. The emergence of terrorism threats, both domestic and foreign, is a risk to the entire utility industry, including us. Potential disruptions to operations or destruction of facilities from terrorism are not readily determinable.

We are subject to the commodity price risk, credit risk and other risks associated with energy markets.

     Both of our energy-related businesses, Avista Utilities and Avista Energy, are subject to electric and natural gas commodity price risk. In the case of electricity, prices can be affected by the adequacy of generating reserve margins, scheduled and unscheduled outages of generating facilities, availability of streamflows for hydroelectric generation, the price and availability of thermal generating plant fuel, and disruptions of or constraints on transmission facilities, among other things. Natural gas prices are affected by a number of factors, including but not limited to, the adequacy of North American production, the level of imports, the level of inventories, and the availability of pipeline capacity to transport natural gas from region to region. In addition, oil prices can influence natural gas prices, because of the fuel-switching capabilities of certain energy users. Demand changes (caused by variations in the weather and other factors) can also affect market prices. Any combination of these factors that results in a shortage of energy generally causes the market price of power to move upward. Price risk also includes the risk of fluctuation in the market price of associated derivative commodity instruments (such as options and forward contracts).

     Avista Utilities and Avista Energy are also subject to credit risk. Credit risk relates to the losses that we would incur as a result of non-performance by counterparties of their contractual obligations to deliver energy or make financial settlements. Credit risk includes not only the risk that a counterparty may default due to circumstances relating directly to it, but also the risk that a counterparty may default due to circumstances that relate to other market participants that have a direct or indirect relationship with such counterparty. Should a counterparty, customer or supplier fail to perform, we may be required to replace existing contracts with contracts at then-current market prices or to honor the underlying commitment. In addition, we often extend credit to counterparties and customers. While we perform credit analyses prior to extending credit, Avista Utilities and Avista Energy are exposed to the risk that we may not be able to collect amounts owed to us.

     Avista Utilities and Avista Energy are also subject to liquidity risk resulting from the exposure that our counterparties perceive with respect to the possible non-performance by us of our physical and financial energy contracts. These counterparties may seek assurances of performance from us in the form of letters of credit, prepayment or cash deposits, and, in the case of Avista Energy, parent company performance guarantees. In periods of price volatility, the level of exposure can change significantly, with the result that sudden and significant demands may be made against our capital resource reserves (credit facilities and cash).

     Avista Energy has concentrations of suppliers and customers in the electric and natural gas industries including electric utilities, natural gas distribution companies, and other energy marketing and trading companies. In addition, Avista Energy has concentrations of credit risk related to geographic location as Avista Energy operates in the western United States and western Canada. These concentrations of counterparties and concentrations of geographic location may negatively impact Avista Energy’s overall exposure to credit risk, because the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

Risk management procedures may not prevent losses.

     Avista Utilities and Avista Energy have risk management policies and control procedures designed to measure and mitigate energy market risks. However, these policies and procedures cannot prevent material losses in all possible situations or from all potential causes. Included in Avista Energy’s risk management policies are value-at-risk limits and systematic measurement procedures derived from historic price behavior. Losses could exceed the value-at-risk predictive amounts if prices deviate significantly from their historic patterns and in cases when actual events fall into the extreme end of the value-at-risk confidence interval. In addition, continuing trends of small losses that may be individually less than value-at-risk limits may cumulatively become significant. As a result of these and other factors, there can be no assurance that our risk management procedures will prevent losses that could negatively affect our results of operations, cash flows and financial condition.

     Our commodity trading, marketing and risk management activities may increase the volatility in our results of operations; we cannot, and do not attempt to, fully hedge our assets or positions against changes in commodity prices; and our hedging procedures may not work as planned.

     Avista Energy engages in resource management activities, as well as commodity marketing and trading. These activities include entering into financial and physical derivative transactions. Avista Energy is required by applicable accounting principles to record all derivatives on the Consolidated Balance Sheet at market value. Changes in the market value of derivatives are immediately recognized in earnings unless they are designated as hedges of forecasted transactions. Changes in the market value of derivatives accounted for as cash flow hedges of forecasted transactions are deferred and recorded as a component of accumulated other comprehensive income (loss) until the hedged transactions occur and are recognized in earnings. Most derivative contracts are marked-to-market and changes in their market value, brought upon by fluctuations in the underlying commodity prices, flow through the Consolidated Statements of Income. As a result, we are unable to predict the impact that its energy marketing and resource management activities may have on its results of operations or financial condition.

     To reduce financial exposure related to commodity price fluctuations, Avista Utilities and Avista Energy routinely enter into contracts to hedge a portion of our purchase and sale commitments for electricity and natural gas, as well as our inventories of natural gas. As part of this strategy, we routinely utilize derivative instruments, such as forwards, futures, swaps and options traded in the over-the-counter markets or on exchanges. However, we do not always cover the entire exposure of our assets or our positions to market price volatility and the coverage will vary over time. To the extent Avista Utilities or Avista Energy have unhedged positions, or if our hedging positions do not work as planned, fluctuating commodity prices could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Our deferred power costs are subject to regulatory review and it will take several years for recovery.

     We defer the recognition in the income statement of certain power supply costs that are in excess of the level currently recovered from our retail customers as authorized by the Washington Utilities and Transportation Commission (“WUTC”) and the Idaho Public Utilities Commission (“IPUC”). These excess power supply costs are recorded as a deferred charge on the balance sheet with certain of these costs remaining subject to future prudency review and the opportunity for recovery through retail rates. As such, certain deferred costs may be disallowed by the respective regulatory agencies.

     In Washington, power costs are deferred under an Energy Recovery Mechanism (“ERM”) as established by WUTC order. The ERM allows us to increase or decrease electric rates periodically with WUTC approval to reflect changes in power supply costs. Under the ERM, we agreed to make an annual filing to provide the opportunity for the WUTC and other interested parties to review the prudency of and audit the ERM deferred power costs transactions for the prior calendar year.

     In Idaho, power costs are deferred under a Power Cost Adjustment (“PCA”) mechanism, which allows us to modify electric rates periodically with IPUC approval to recover or rebate a substantial portion of the difference between actual net power supply costs and the amount included in base retail rates.

     Despite the opportunity to eventually recover a substantial portion of power and natural gas costs in excess of the levels currently recovered from retail customers, our cash flows are negatively affected in the periods in which these costs are paid. Factors that could cause our purchased power costs to exceed the levels currently recovered from our customers include, but are not limited to, higher prices in wholesale markets, higher fuel costs for thermal generation, and/or increased requirements to purchase power. Factors beyond our control that could result in an increased need to purchase power include, but are not limited to, increases in demand (either due to weather or customer growth), low availability of hydroelectric resources, outages at generating facilities, the cost of natural gas to fuel generation and failure of third parties to deliver on energy or capacity contracts. We currently expect that the recovery of current balances of deferred power costs will take several years.

     We are currently the subject of several regulatory proceedings and named in multiple lawsuits with respect to our participation in Western energy markets. We cannot predict the outcome of these matters.

Legal and Regulatory Proceedings

     Avista Energy and Avista Utilities are involved in a number of legal and regulatory proceedings and complaints with respect to power markets in the western United States. Most of these proceedings and complaints relate to the significant increase in the spot market price of energy in western power markets in 2000 and 2001, which allegedly contributed to or caused unjust and unreasonable prices and allegedly may have been the result of manipulations by certain other parties. These proceedings and complaints include, but are not limited to, refund proceedings and hearings in California and the Pacific Northwest, market conduct investigations by the Federal Energy Regulatory Commission (“FERC”) (including a specific investigation of Avista Utilities and Avista Energy), and complaints and cross-complaints filed by various parties with respect to alleged misconduct by other parties in western power markets. As a result of these proceedings and complaints, certain parties have asserted claims for significant refunds and damages from Avista Energy and Avista Utilities, which could result in a negative impact on future earnings. Avista Energy and Avista Utilities have joined other parties in opposing these refund claims and complaints for damages.

Market Conduct Investigations and Market-Based Rate Authority

     As a result of certain revelations about alleged improper practices engaged in by Enron Corporation and/or certain of its affiliates, the FERC initiated investigations in February 2002 of Avista Corp. doing business as Avista Utilities, Avista Energy and other unrelated parties. Avista Utilities and Avista Energy cooperated with the FERC investigations by providing requested documents and other information. Several parties filed documents with the FERC in March 2003 alleging improper market conduct by various parties, including Avista Utilities and Avista Energy, and requesting refunds and other relief. Although in 2004 the FERC approved a finding that, among other things, we engaged in no market manipulation, various parties including state agencies have requested rehearing.

Securities Litigation

     There has also been a class action shareholder lawsuit filed against us. In their complaint, the plaintiffs assert violations of the federal securities laws in connection with alleged misstatements and omissions of material fact pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. In particular, the plaintiffs allege that we did not have adequate risk management processes, procedures and controls supporting our activities in the purchase and sale of electricity and natural gas. The plaintiffs further allege that we failed to disclose that we engaged in unlawful energy trading practices and that we manipulated western power markets. The plaintiffs assert that alleged misstatements and omissions have occurred in our filings with the SEC and other information made publicly available by us, including press releases. We filed a motion to dismiss this complaint, which was denied. In November 2004, the Company filed its answer denying the plaintiffs’ allegations.

     We have several contingent liabilities, including, but not limited to, environmental matters.

     We are liable for compensation (not yet determined as to amount) for the use of portions of the bed and banks of Lake Coeur d’Alene and the St. Joe River, which were determined to be property of the Coeur d’Alene Tribe of Idaho. We and the Tribe are engaged in discussions with respect to past and future compensation (which may include interest) for use of the portions of the bed and banks of the Lake which are owned by the Tribe. If the parties cannot agree on the amount of compensation, the matter could result in litigation.

     We are subject to environmental regulation by federal, state and local authorities. Environmental issues include contamination of certain parcels of land that we currently own or have formerly owned, contamination of certain portions of the Spokane River, issues surrounding the relicensing of our hydroelectric facilities on the Spokane River as well as the levels of dissolved gas in waters downstream of our hydroelectric facilities and the resulting impact on free ranging fish.

     In addition, a lawsuit was filed against the owners of the Colstrip Generating Project (Colstrip). We have a 15 percent ownership interest in units 3 and 4 of Colstrip, which is located in southeastern Montana. The plaintiffs allege damages to buildings as a result of rising ground water as well as damages from contaminated waters leaking from the lakes and ponds of Colstrip.

     Further, a lawsuit was filed by the Attorney General of the State of Montana against all private owners of hydroelectric dams in Montana, including Avista Corp., alleging that the hydroelectric facilities are located on state-owned riverbeds and the owners have never paid compensation to the state’s public school trust fund. Our motion to dismiss the Montana AG’s complaint was denied, citing, among other things, that the FERC does not have exclusive jurisdiction over this matter.

     These matters are the subject of ongoing litigation, mediation, investigation and/or negotiation. We cannot predict the ultimate outcome or potential impact of any particular issue, including the extent, if any, of insurance coverage or the extent, if any, that amounts payable by us may be recoverable through the ratemaking process.

     We need to maintain adequate credit with banks; and a downgrade in our credit ratings could negatively affect our energy trading businesses.

     We need to maintain access to adequate levels of credit with our banks. We currently have in place a committed line of credit in the amount of $350.0 million, which is scheduled to expire in December 2009. We cannot predict whether we will have access to credit beyond the expiration date. The line of credit contains customary covenants and default provisions. Any default on our line of credit (or on other financing arrangements) could result in cross-defaults to other agreements and could induce vendors and other counterparties to demand collateral. In the event of default, it would be difficult for us to obtain financing on any reasonable terms to pay creditors or fund operations, and we would likely be prohibited from paying dividends on our common stock.

     Avista Energy also needs to maintain adequate levels of credit with its banks and customarily obtains committed lines of credit, which expire annually. We cannot predict whether Avista Energy will have access to credit after the expiration of any line of credit. Avista Energy’s credit agreements contain customary covenants and default provisions, including covenants to maintain “minimum net working capital” and “minimum net worth”, as well as a covenant limiting the amount of indebtedness, which the co-borrowers may incur. The credit agreements also customarily contain covenants and other restrictions related to Avista Energy’s trading limits and positions, including Value-at-Risk limits, restrictions with respect to changes in risk management policies or volumetric limits, and limits on exposure related to hourly and daily trading of electricity. Also, a reduction in the long-term corporate credit rating of Avista

Corp. usually represents an event of default under Avista Energy’s credit agreements. These covenants, certain counterparty agreements and current market liquidity conditions result in Avista Energy maintaining certain levels of cash and therefore effectively limit the amount of cash dividends that are available for distribution to Avista Capital and ultimately Avista Corp.

     If Avista Energy were unable to continue to obtain credit from banks or other lenders, Avista Energy would likely not have sufficient liquidity to meet its obligations.

Risks Relating to the Common Stock

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

     We are not restricted from issuing additional common stock during the life of the Offered Notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the Offered Notes.

“Anti-takeover” provisions could impair the ability of third parties to acquire Avista Corp. and could discourage them from attempting to do so.

     Certain provisions of our articles of incorporation and bylaws, our shareholder rights plan, together with certain provisions of Washington law, may have an “anti-takeover” effect. They could discourage a future takeover attempt which is not approved by our Board of Directors but which individual shareholders might deem to be in their best interests. Certain of these provisions could also cause the removal of the Board of Directors or management to take more time or be more difficult. See “Description of Common Stock.”

     Certain federal and state regulatory statutes may also make it difficult for another party to acquire a controlling interest in Avista Corp., as a public utility company.

AVISTA CORPORATION

General

     Avista Corporation, which was incorporated in the Territory of Washington in 1889, is an energy company engaged in the generation, transmission and distribution of energy as well as other energy-related businesses. Our corporate headquarters are in Spokane, Washington, which serves as the Inland Northwest’s center for manufacturing, transportation, health care, education, communication, agricultural, financial and service businesses.

     We have four business segments:

•	Avista Utilities;

•	Energy Marketing and Resource Management;

•	Avista Advantage, Inc. (“Avista Advantage”); and

•	Other.

     Avista Utilities is an operating division of ours comprising the regulated utility operations that started in 1889. Avista Capital, a wholly owned subsidiary of ours, is the parent company of all of the subsidiary companies in the non-utility business segments.

Avista Utilities

     Avista Utilities generates, transmits and distributes electricity and distributes natural gas. Retail electric and natural gas customers include residential, commercial and industrial classifications. Avista Utilities also engages in wholesale purchases and sales of electric capacity and energy as part of its resource management and load-serving obligations.

     Avista Utilities provides electric and natural gas services in a 26,000 square mile area in eastern Washington and northern Idaho with a population of over 850,000 as of December 31, 2004. It also provides natural gas service in a combined 4,000 square mile area in northeast and southwest Oregon with a population of over 500,000 as of December 31, 2004.

Energy Marketing and Resource Management

     The Energy Marketing and Resource Management business segment is conducted primarily through Avista Energy, Inc. (“Avista Energy”), a subsidiary of Avista Capital.

     Avista Energy conducts an electricity and natural gas marketing, trading and resource management business, operating primarily within the Western Electricity Coordinating Council geographic area, which is comprised of eleven western states as well as the provinces of British Columbia and Alberta, Canada. Avista Energy focuses on optimization of combustion turbines and hydroelectric assets owned by other entities, long-term electric supply contracts, natural gas storage, and electric transmission and natural gas transportation arrangements. Avista Energy is also involved in trading electricity and natural gas, including derivative commodity instruments.

Avista Advantage

     Avista Advantage, another subsidiary of Avista Capital, is a provider of utility bill processing, payment and information services to multi-site customers throughout North America. Avista Advantage’s solutions are designed to provide multi-site companies with critical and easy-to-access information that enables them to proactively manage and reduce their facility-related expenses.

Other

     The Other business segment includes several subsidiaries, including Avista Ventures, Inc., Pentzer Corporation, Avista Development and certain other operations of Avista Capital. The Company continues to limit its future investment in the Other business segment. Over time as opportunities arise, we plan to dispose of assets and phase out of operations in the Other business segment.

DEFINITIONS

     When the following terms are used in the Plan, they will have the meanings indicated.

Term		Meaning
Agent	—	The Bank of New York, when acting in its capacity as administrator of the Plan.
Broker	—	A securities broker-dealer, selected by the Agent, registered under the Exchange Act, acting independently in the purchase and sale of Common Stock under the Plan.
Certificate Shares	—	Certificates for shares of Common Stock held by you or your broker registered in your name.
Common Stock	—	Common Stock of Avista Corporation.
Composite Tape	—	The record of composite quotations reported by The Wall Street Journal.
Dividend Payment Date	—	The date fixed by our Board of Directors on which declared Common Stock dividends are payable. These dates are normally the 15th day of March, June, September and December.
EFT	—	Electronic Funds Transfer
Enrollment Form	—	Form to be used by Registered Shareholders of Common Stock to enroll or change participation in the Plan. See “Enrollment.”
Ex-dividend Date	—	Normally, the second business day prior to the Record Date.
Initial Investment	—	A payment made to us by a person who is not a Registered Shareholder for the initial purchase of shares of Common Stock to open a Plan account. The minimum Initial Investment is $250 and the maximum is $10,000. An Initial Investment is not required from holders of shares registered in their names who are enrolling in the Plan for the purpose of reinvestment of dividends or from prior participants in the Plan.
Initial Purchase Authorization Form	—	Form to be used by investors who are not Registered Share- holders of Common Stock to make an Initial Investment and enroll in the Plan. See “Enrollment.”
Investment Date	—	The Dividend Payment Date in months when dividends are paid. In months when no dividends are paid, the 15th day of the month or, if no trading of our Common Stock occurs on such date, the next preceding date on which trading occurred.
Investment Period	—	The period commencing on the Investment Date and ending on the day before the following Investment Date during which dividends, Initial Investments and/or Optional Cash Payments are invested in Common Stock purchased on the open market.
Optional Cash Payments	—	Cash payments, $10,000 maximum investment per transaction and up to $100,000 per calendar year, made to purchase shares of Common Stock under the Plan.

Plan	—	Avista Corporation Direct Stock Purchase and Dividend Reinvestment Plan.
Plan Shares	—	Shares held in the shareholder’s plan account. These may include any shares purchased under the Plan and/or Certificate Shares previously held by the shareholder which are now being held by the Agent for Safekeeping in the shareholder’s plan account.
Record Date	—	Closing date fixed by our Board of Directors to establish shareholders of record for payment of dividends, voting privileges and other matters. The Record Dates for the payment of dividends are approximately the 20th day of February, May, August and November.
Registered Shareholder	—	Holder of shares of Common Stock recorded as such on our stock registration books.
Safekeeping	—	Arrangement by which participants may deposit their Common Stock shares held in certificate form with the Agent. The certificates presented are cancelled and those shares are then credited to the participant’s plan account and held in the name of the Agent.
SEC	—	Securities and Exchange Commission.

QUESTION AND ANSWER SUMMARY OF THE PLAN

(This Question and Answer Summary of the Plan does not purport to be complete. For further information, please refer to the other portions of the Plan set forth herein.)

Q:	1.	How do I enroll in the Plan or change my method of participation in the Plan?
A:		By use of the Enrollment Form submitted to shareholders with this Prospectus and, if you are not already a Registered Shareholder, completing the Initial Purchase Authorization Form and submitting your Initial Investment. See “The Plan – Enrollment.”
Q:	2.	What amount of Optional Cash Payments is allowed?
A:		The maximum investment per transaction is $10,000 and the maximum investment per calendar year is $100,000. No minimum amount is required.
Q:	3.	How do I make Optional Cash Payments?
A:		By submitting your check payable to “The Bank of New York”, with your Enrollment Form or with the bottom portion of your reinvestment statement of account. See “The Plan – Optional Cash Payments.”
Q:	4.	When can Optional Cash Payments be made?
A:		Optional Cash Payments may be submitted at any time. Optional Cash Payments received by the Agent from participants by 12:00 noon Eastern time on the day prior to an Investment Date will be invested on the Investment Date or during the Investment Period in which such Investment Date occurs. See “The Plan – Purchases Under the Plan - General.”
Q:	5.	When are the Investment Dates?
A:		Normally the 15th of each month, or the next preceding date on which trading of our Common Stock occurred if the 15th is a Saturday, Sunday, holiday, or if no trading occurs on the 15th.
Q:	6.	At what price are shares purchased for my account?
A:		See “The Plan – Purchase Price Under the Plan.”
Q:	7.	How will Plan Shares be held for my account?
A:		Plan Shares credited to your plan account will be held by the Agent until written notification is received from you regarding your desire to receive a certificate and/or cash for Plan Shares held in your plan account.
Q:	8.	What options are available to me when terminating my account or when making withdrawals from my account?
A:		Options for terminating your account:
		a.	Closing your account and receiving a certificate for your whole Plan Shares and a check for any fractional Plan Share. See “The Plan – Termination of Account - Stock (Stock Termination).”
		b.	Closing your account and receiving a check for your Plan Shares. See “The Plan – Termination of Account - Cash (Cash Termination).”
		c.	Closing your account and receiving a certificate for a portion of your whole Plan Shares and a check for the balance of your whole and fractional Plan Shares. See “The Plan – Termination of Account - Stock and Cash (Combined Termination).”
		Options available for making withdrawals while still remaining in the Plan:
		a.	Receiving a certificate for a portion of your whole Plan Shares. See “The Plan – Certificates for Plan Shares of Common Stock - Share Withdrawal.”

b.	Receiving a check for a portion of your whole Plan Shares. You must specify the number of Plan Shares, not dollars, when using this option. See “The Plan – Cash for Plan Shares of Common Stock - Cash Withdrawal.”

To avail yourself of any of the options described above, complete the appropriate space on your reinvestment statement of account; or make a separate written request, and deliver it to the Agent. It generally takes approximately 10 to 15 business days to complete any of these transactions.

Q:	9.	Can I make a cash payment to reach a goal of a certain number of whole Plan Shares?
A:		Yes, but since your cash payment must be in the Agent’s hands by 12:00 noon Eastern time on the day prior to the Investment Date, you would only be able to approximate the cash payment that you should make in order to reach your goal. After taking into consideration the approximate number of Plan Shares, which may be purchased with any dividend that is to be reinvested, you can estimate the cash payment required to purchase a certain number of Plan Shares by using the current market price of our Common Stock. You must also take into account that you will pay a fee of $.04 per share (which will include a brokerage commission), which is subject to change, and any applicable taxes and fees when shares are being purchased on the open market. A request for a certificate for a specific number of Plan Shares should be made after you receive the reinvestment statement of account, which reflects that you have either reached or exceeded your goal.
Q:	10.	If I elect to sell my Plan Shares, what amount will I receive?
A:		The amount cannot be determined until the Plan Shares are sold. Your Plan Shares will be sold by the Agent through the Broker as promptly as practicable, and you will receive the proceeds of the sale less a fee of $.04 per share (which will include a brokerage commission), which is subject to change, and any applicable taxes and fees.
Q:	11.	Do I have to pay tax on the dividends, which are reinvested?
A:		Reinvested dividends are currently fully taxable. In the event it is determined that any portion of the dividend is estimated to be a non-taxable return of capital, shareholders would receive such information on the Form 1099-DIV in January of each year.
Q:	12.	Can I receive a cash dividend on a portion of my shares and reinvest the dividend on the remainder of my shares?
A:		Yes, you may choose this option on your Enrollment Form or Initial Purchase Authorization Form. If you choose this option, you can direct that dividends on a specified number of your shares be paid to you in cash. The remainder of dividends on your shares will be reinvested. See “The Plan – Dividend Reinvestment Options.”
Q:	13.	Can I get only cash dividends on my shares?
A:		Yes, you may choose to receive cash dividends on all of your shares. See “The Plan – Dividend Reinvestment Options.”
Q:	14.	If I submit an Optional Cash Payment, how soon will my account be credited with a dividend on the Plan Shares purchased with my cash payment?
A:		The Record Dates for the payment of dividends are approximately the 20th of February, May, August and November. The Dividend Payment Dates are normally the 15th of March, June, September and December. Therefore, holders

		of Plan Shares purchased with Optional Cash Payments as of December 15, January 15 and February 15 would ordinarily be entitled to dividends on March 15; holders of Plan Shares purchased with Optional Cash Payments as of March 15, April 15 and May 15 would ordinarily be entitled to dividends on June 15; and so on.
Q:	15.	Can I forward the Certificate Shares I hold to the Agent for Safekeeping?
A:		Yes, you may elect to have the Agent hold shares represented by any stock certificates now held by you. The stock certificates in your name would be cancelled, and the shares represented by such certificates would be credited to your plan account and held by the Agent. Please note that it is the responsibility of the participant to retain his/her records relative to the cost of any Certificate Shares deposited for Safekeeping. See “The Plan – Safekeeping” for additional information, or contact the Agent for specific instructions.
Q:	16.	Can beneficial owners of our Common Stock, whose shares are registered in names other than their own, participate in the Plan?
A:		Yes, beneficial owners may participate directly by having some or all of their shares transferred into their names. Or, they may participate indirectly by requesting their record holders (such as their broker or bank nominee) to participate on their behalf. Such indirect participation must be through the registered holder of the shares.
Q:	17.	When can I expect to receive my reinvestment statements of account?
A:		Generally, no later than ten to fifteen days after an Investment Date (when shares are purchased directly from us) or the end of an Investment Period (when shares are purchased on the open market), as the case may be, in which a transaction occurred. For example, the Investment Period for a June 15 Investment Date would end no later than July 14. You could expect to receive your reinvestment statement on or about July 24.
Q:	18.	What happens when a participant sells or transfers all of the Certificate Shares registered in his/her name?
A:		If a participant sells all Certificate Shares of stock registered in his/her name, the Agent will, unless otherwise instructed by the participant, continue to reinvest the dividends or pay cash dividends on the Plan Shares credited to his/her account, in accordance with the participant’s election, under the Plan as long as there is a balance.
		If a participant transfers all Certificate Shares of stock registered in his/her name into a new shareholder registration, the Agent will not automatically transfer the reinvestment share balance to the new account. The participant must contact the Agent to request the transfer of Plan Shares.
Q:	19.	Can I transfer my shares to someone else?
A:		Yes, Plan Shares may be transferred to names other than the account name. Appropriate documentation with guaranteed signature(s) would be required. See “The Plan – Transfer of Shares.”
Q:	20.	What information will I receive that I need to retain to allow me to determine the cost basis of shares acquired through the Plan?
A:	It is important that you retain each year’s December reinvestment statement of account as well as the last reinvestment statement you receive from us when your plan account is terminated.
		It is also critical that you retain all information relative to the cost of Common Stock Certificate Shares previously held by you, which have been credited to your plan account for Safekeeping by the Agent.

THE PLAN

Purpose

     The purpose of the Plan is to provide investors with a convenient and affordable method of purchasing shares of Common Stock directly through the Agent and to provide Registered Shareholders of Common Stock with a simple and convenient method of investing cash dividends and/or Optional Cash Payments in additional shares of Common Stock at regular intervals, and with a method of selling those shares of Common Stock held by the Agent for the participants. Purchases will be made either using original issue stock or on the open market, at our election. Open market purchases will be made by the Broker. The price of shares if purchased on the open market will include a fee of $.04 per share (which will include a brokerage commission), which is subject to change, and any applicable taxes and fees. No commission will be paid on any original issue shares, which might be purchased directly from us under the Plan. Should it be necessary to utilize both open market and original issue shares for any particular Investment Period, the fee of $.04 per share applicable to the open market shares (which will include a brokerage commission) will be included in the average price per share of all shares purchased.

Advantages

     If you participate in the Plan you may (a) purchase and sell shares of Common Stock directly through the Agent or (b) have cash dividends on all or a portion of your shares of Common Stock automatically reinvested or (c) have your cash dividends reinvested and, in addition, you may also make up to $100,000 per calendar year with a maximum investment of $10,000 per transaction in Optional Cash Payments or (d) make only Optional Cash Payments up to $100,000 per calendar year and continue to receive cash dividends on your shares.

     Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be credited to your plan account. In addition, dividends in respect to such fractions, as well as whole shares, will be credited to your plan account. You can avoid the cumbersome safekeeping of certificates for Plan Shares credited to your plan account and may also elect to deposit Certificate Shares of Common Stock now held in your name into your plan account for Safekeeping. The deposit of such shares protects you against loss, theft, or destruction of stock certificates. Certificates so deposited will be held in the name of the Agent. Regular quarterly statements of account will be provided to participants in the Plan who have elected to have some or all of their dividends reinvested. In addition, transaction advices will be provided to each participant for months in which transactions affecting such participant’s plan account take place.

Administration

     The Bank of New York is the Agent for participants in the Plan and will administer the Plan, keep records, send statements of account and perform for the participants other duties relating to the Plan. Common Stock purchased under the Plan, as well as Certificate Shares placed with the Agent for Safekeeping, will be registered in the name of the Agent as Agent for the participants in the Plan.

Costs

     Fees of $.04 per share (which will include brokerage commissions) and any applicable taxes and fees are paid by participants in connection with purchases and sales of Plan Shares made on the open market under the Plan. All other costs of administration of the Plan are to be paid by us.

Enrollment

     Existing participants in our previous Dividend Reinvestment and Stock Purchase Plan have automatically been enrolled in the new Plan.

     If you are a Registered Shareholder of our Common Stock you may enroll in the Plan by completing and signing an Enrollment Form and returning it in the envelope provided. An Enrollment Form may be obtained at any time upon request to:

The Bank of New York
Dividend Reinvestment Department
P.O. Box 1958
Newark, NJ 07101-9774

or by telephoning the Shareholder Relations Department at 1-800-642-7365. The Enrollment Form serves both to initiate participation and to appoint the Agent to act on your behalf in buying and selling shares of Common Stock under the Plan.

     If you are not a Registered Shareholder of Common Stock, you may enroll in the Plan by completing an Initial Purchase Authorization Form, making an Initial Investment to purchase shares of Common Stock, and paying a one-time account set-up fee of $10.00. The minimum Initial Investment is $250 and the maximum is $10,000. See “Initial Investments” below.

     You may change the method of participation in the Plan by completing a new Enrollment Form to indicate the manner of future participation and sending it to the Agent. Enrollment Forms may be obtained by contacting the Agent at the address or telephone number given above or by visiting the Agent’s Internet Website at http://www.stockbny.com.

     A Registered Shareholder of Common Stock or any eligible applicant may enroll in the Plan at any time. With respect to Initial Investments and Optional Cash Payments, if the Initial Purchase Authorization Form and Initial Investment or Optional Cash Payment, as the case may be, are received at least one day prior to an Investment Date, participation in the Plan will begin with that Investment Date. With respect to reinvestment of dividends, if the Enrollment Form is received by the Agent on or before a Record Date, participation in the Plan will begin with the next following Dividend Payment Date.

Participation

Direct Purchase

     You are eligible to participate in the Plan for direct purchase of our Common Stock provided that (a) you meet the requirements for participation as described in the following paragraph and (b) in the case of citizens or residents of a country other than the United States, its territories or possessions, participation would not violate local laws applicable to us or to you.

     In certain jurisdictions, applicable laws require us to use a registered broker-dealer to offer Common Stock under the Plan to persons who are not currently Registered Shareholders. No offers or sales to these persons will be affected in those jurisdictions unless we have satisfied the requirements of the state securities laws applicable to the operation of the Plan. The Agent has selected BNY Brokerage, Inc. as the registered broker-dealer through whom we will offer shares in those instances and for all Plan trading activity.

Dividend Reinvestment

     You can choose to reinvest under the Plan all or a portion of the cash dividends paid on the shares of Common Stock directly registered in your name. Beneficial owners of our Common Stock whose shares are registered in names other than their own may participate directly by having some or all of their shares transferred into their names, or they may participate indirectly by requesting their record holders (such as a broker or bank nominee) to participate on their behalf. Such indirect participation must be through the registered holder of the shares. You will begin to participate in the Plan as of the Dividend Payment Date associated with the first Record Date which occurs after the date the Agent receives your signed Enrollment Form or your Initial Purchase Authorization Form together with your Initial Investment, as the case may be.

     Following your instructions on the Enrollment Form or the Initial Purchase Authorization Form, as the case may be, the Agent will apply all or part of the cash dividend to the purchase of additional shares of Common Stock. Dividends are paid in U.S. dollars and dividends are payable to the Agent on the Dividend Payment Date, like all other Registered Shareholders. Dividends used to purchase shares on the open market are invested as promptly as practicable commencing on the Dividend Payment Date. Dividends used to purchase shares directly from us are invested on the Dividend Payment Date. When shares are being purchased in the open market, depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be made on more than one date during the applicable Investment Period. All available cash dividends for your account, less any applicable tax withholding, will be invested and fractional shares will be calculated to four decimal places.

Dividend Reinvestment Options

     Following your instructions on the Enrollment Form or Initial Purchase Authorization Form, as the case may be, the Agent will apply all or part of your cash dividends to the purchase of additional shares of Common Stock.

     You may choose one of the following options to invest your cash dividends:

- Full Reinvestment – If you choose this option, 100% of all cash dividends paid on shares held by you in the Plan (certificated and book-entry form) will be reinvested in additional shares of Common Stock. This includes future shares acquired by you directly or through the Plan.

- Partial Dividend Reinvestment –If you choose this option, you can direct that dividends on a specified number of your shares be paid to you in cash. Dividends on the remaining shares will be reinvested. If you buy more shares, it will not change your election. If you sell or transfer shares, it will not change your election unless the number of your shares falls below the number you specified to be paid in cash. In that case, cash dividends will be paid to you on all of your shares. You may change your instructions for this option at any time by completing a new Enrollment Form.

- Cash Dividends — No Reinvestment — By choosing this election, you receive all dividends in cash and no dividends will be reinvested.

Direct Deposit

     If you elect to have all or a portion of your dividends paid in cash, the amount will be paid by check or can be credited directly to your bank account via EFT. In order to take advantage of this option, your bank or financial institution must be a member of the Automated Clearing House. If you are interested in this option, please call The Bank of New York at 1-800-642-7365 and request an “ACH Fulfillment Kit.” If you enroll in the direct deposit and later transfer your shares to a new shareholder account, or change your bank account, you will need to request and complete another “ACH Fulfillment Kit.”

Investment Date and Investment Period

     The Investment Date will normally be the 15th of every month or, if no trading of our Common Stock occurs on such date, the next preceding date on which trading occurred.

     The Investment Period for investing dividends, Initial Investments and/or Optional Cash Payments in shares of our Common Stock to be purchased on the open market will be the period commencing on the Investment Date and ending on the day before the following Investment Date.

Initial Investments

     Investors who are not Registered Shareholders and who wish to purchase Common Stock through the Plan must complete the Initial Purchase Authorization Form and make an Initial Investment. The Initial Investment must be $250 or more but cannot exceed the maximum $10,000 limit per investment transaction. Initial Investments must be made by a check drawn on a U.S. bank, in U.S. currency, payable to “The Bank of New York.” Third-party checks, money orders, travelers checks and checks not drawn on a U.S. bank or not paid in U.S. currency will not be accepted and will be returned to the sender. Returned checks are subject to a service fee. Investors should use the pre-addressed envelope provided to send the signed Initial Purchase Authorization Form and any Initial Investment.

Optional Cash Payments

     In addition to the investment of quarterly dividends, a participant in the Plan may also make up to $100,000 per calendar year in Optional Cash Payments with a maximum investment of $10,000 per transaction. Shares will be purchased monthly during the Investment Period. The same amount of money need not be sent each time an Optional Cash Payment is made. There is no obligation to make Optional Cash Payments.

     An Optional Cash Payment may be made by a participant when joining the Plan by enclosing the payment with the Enrollment Form. Thereafter, Optional Cash Payments should be accompanied by the form attached to the statement of account provided to the participant. Optional Cash Payments should be made by check payable to “The Bank of New York.” See “Initial Investments” above.

     Optional Cash Payments received by the Agent from participants by 12:00 noon Eastern time on the day prior to an Investment Date will be invested in Common Stock during the Investment Period in which such Investment Date occurs. Optional Cash Payments received after the time specified above will be held and invested in Common Stock during the following Investment Period. No interest will be paid on Optional Cash Payments held by the Agent.

     Any Optional Cash Payment will be refunded if a written request for such refund is received by the Agent more than forty-eight (48) hours prior to an Investment Date.

     Optional Cash Payments will not be accepted by the Agent if a participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of the purchase, or what the participant’s balance will be following a purchase. In addition, the Agent cannot purchase shares for a participant without advance payment, nor can it refund any part of a participant’s cash payment after shares are purchased. It is not possible for the Agent to tell a participant in advance how much money to send for the purchase of a full or fractional share because the price per share will not be known at the time an Optional Cash Payment is made.

Automated Monthly Investments

     Participants enrolled in the Plan may authorize automatic monthly Optional Cash Payments via EFT. This option may be chosen when enrolling in the Plan by checking the appropriate information on the Enrollment Form or by contacting the Agent for an “EFT Enrollment Form.”

     Automated monthly investments are subject to the minimum and maximum amounts set for the Plan. EFT payments are deducted monthly from a participant’s bank account through any financial institution that participates in the Automated Clearing House. Deductions are made on the 25th day of each month, or if such date is not a business day, then on the preceding business day. Automated monthly Optional Cash Payments will be invested beginning with the next scheduled Investment Date after the Agent receives the funds. The participant is responsible for any bank fees related to the arrangements made for EFT payments. It is your responsibility to immediately notify the Agent of any changes in EFT information as it relates to your authorized monthly deductions. You may call 1-800-642-7365 and request a new EFT Enrollment Form.

     In the event that your Optional Cash Payment/Initial Investment check is returned unpaid for any reason, or your designated bank account for EFT does not have sufficient funds for your authorized monthly deduction, the Agent will immediately remove from your account shares, if any, which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, the Agent reserves the right to sell such additional shares from any of your accounts maintained by the Agent as may be necessary to recover in full the uncollected balance.

     The Agent will charge a service fee of $25 for returned checks or failed EFT payments. The Agent reserves the right to sell additional shares from any of your accounts maintained by the Agent as may be necessary to recover the service fee at the time the check or EFT is returned to the Agent.

Purchases Under the Plan — General

     On each Dividend Payment Date, we will pay to the Agent any cash dividends on the Certificate Shares of Common Stock registered in your name as well as on Plan Shares of Common Stock credited to your plan account. The Agent will promptly apply such dividends and any Optional Cash Payments received from you by 12:00 noon Eastern time on the day prior to such Dividend Payment Date to the purchase of additional shares of Common Stock for your plan account, by one or both of the methods described below. On each Investment Date which is not also a Dividend Payment Date, the Agent will commence investing on such Investment Date any Initial Investment or Optional Cash Payments received from you to the purchase of additional shares of Common Stock for your plan account, by one or both of the methods described below. See “Source of Shares.”

     Purchases will be made either directly from us or on the open market, at our election. Open market purchases will be made by the Broker. The price of shares purchased on the open market will include a fee of $.04 per share (which will include a brokerage commission) and any applicable securities taxes.

     Your plan account will be credited with that number of shares, including fractional shares (computed to four decimal places), as of an Investment Date, in the case of either original issue shares or open market shares, at a price per share equal to the total amount invested for your plan account divided by the average price (including fees of $.04 per share (which will include brokerage commissions) and securities taxes, if applicable) for all purchases for all participants on an Investment Date or during an Investment Period.

     Dividends, as and when declared by our Board of Directors, will be paid on shares purchased on the open market or purchased directly from us on subsequent Dividend Payment Dates.

Source of Shares

Open Market Purchases

     Shares purchased under the Plan on the open market will be purchased by the Broker. Subject to certain limitations, the Broker has full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are purchased (including on any securities exchange, on the over-the-counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made.

Purchases Directly from Avista Corporation

     Shares purchased directly from us will be original issue stock.

Purchase Price of Shares

Price of Common Stock Purchased on the Open Market

     The price of the Common Stock purchased on the open market with reinvested dividends, Initial Investments and/or with Optional Cash Payments will be the average cost of such shares, including fees of $.04 per share (which will include brokerage commissions) and any applicable securities taxes, incurred in connection with the purchase of such shares during an Investment Period. The price per share will be determined by dividing the total cost (including fees of $.04 per share (which will include brokerage commissions) and any applicable securities taxes) of all shares purchased with Initial Investments, Optional Cash Payments and/or reinvested dividends during an Investment Period by the total number of shares purchased during such Investment Period.

Price of Common Stock Purchased Directly from Avista Corporation

     The price of the Common Stock purchased directly from us with reinvested dividends, Initial Investments or with Optional Cash Payments will be the average of the high and low sale prices of the Common Stock as reported on the Composite Tape for the applicable Investment Date.

     Should it be necessary to utilize both open market and original issue shares for any particular Investment Period, the fee of $.04 per share (which will include a brokerage commission) and securities taxes applicable to the open market shares will be included in the average price per share of all shares purchased.

Reports to Participants

     Each participant in the Plan who has elected to have some or all of his dividends reinvested will receive from the Agent a quarterly statement of account. In addition, transaction advices will be provided for months in which transactions affecting a participant’s plan account take place. These statements and transaction advices are a participant’s continuing record of the cost of purchases and should be retained for income tax purposes. In addition, each participant will receive copies of the same communications sent to each other holder of Common Stock, including our Quarterly Report to Shareholders, the Annual Report to Shareholders, the Notice of Annual Meeting and Proxy Statement and Internal Revenue Service information for reporting dividends paid. Each participant will receive notice relating to any modification made to the Plan.

Safekeeping

     You may elect to have Certificate Shares of our Common Stock now held in your name deposited into your plan account for Safekeeping. Certificate Shares so deposited will be cancelled and the shares for such certificates will be credited to your plan account and held by the Agent. Safekeeping your shares will not affect your election regarding dividend reinvestment.

     Certificates for Safekeeping should be sent with a completed Safekeeping Authorization Form by registered mail to:

The Bank of New York
Dividend Reinvestment Department
P.O. Box 1958
Newark, NJ 07101-9774.

     The certificate(s) should not be endorsed.

     It is suggested that you use registered mail when sending stock certificate(s) declaring a value equal to 2% of the market value of the shares on the date of mailing. This amount would be the approximate cost of replacing the certificate(s) should they be lost in the mail.

     It is your responsibility to retain your records relative to the cost of any Certificate Shares deposited for Safekeeping as, in most cases, we or the Agent would have no knowledge of the purchase price of such Certificate Shares.

Sale of Plan Shares — General

     You may instruct the Agent to sell any or all Plan Shares held in your Plan account by one of the following methods.

-	Sale Orders via Mail – You may instruct the Agent to sell by completing and signing the tear-off portion of your account statement and mailing the instructions to the Agent. If there is more than one name or owner on the Plan account, all participants must sign the tear-off portion of the account statement.

-	Sale Orders via IVR System – You may instruct the Agent to sell by placing a sale order via the Interactive Voice Response System (the “IVR System”). To place a sale order, you must call 1-800-642-7365, the Agent’s toll free number, with your instructions. Simply enter your social security number or taxpayer ID at the prompt and select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your account number.

-	Sale Orders via Internet – You may instruct the Agent to sell by placing a sale order via the Internet. However, before you can access your shareholder account to place a sale order, you will first need to request a Personal Identification Number (PIN) by visiting the Agent’s website at WWW.STOCKBNY. COM.

     Sale orders via the IVR System and Internet are generally accepted until 6:00 p.m. Eastern time. Sale orders will generally be sold within two business days. Sale orders placed after 6:00 p.m. will be considered received the next business day. The IVR System and the Agent’s Internet site are confidential, secure, and provide a unique confirmation number for each transaction executed.

     Selling participants should be aware that the Common Stock price may fall during the period between a request for sale, its receipt by the Agent, and the ultimate sale on the open market by the Broker. This risk should be evaluated by the participant and is a risk to be borne solely by the participant.

Certificates for Plan Shares of Common Stock — Share Withdrawal

     Certificates for Plan Shares of Common Stock credited to a participant’s plan account under the Plan will be issued to the Agent or its nominee as Agent for the participant. The number of Plan Shares credited to a plan account will be shown on the participant’s statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of a fractional share and reduces the cost to be borne by us.

     Certificates for any number of whole Plan Shares credited to a plan account will be issued upon the written request of a participant intending to remain in the Plan, and the Plan Shares represented by such certificates will be deducted from the participant’s plan account. Certificates for fractional shares will not be issued under any circumstances. Dividends will continue to be paid to you according to the investment election you already made.

     Plan Shares may not be pledged. A participant who wishes to pledge such Plan Shares must request that certificates for such Plan Shares be issued in the participant’s name.

Cash for Plan Shares of Common Stock — Cash Withdrawal

     A participant intending to remain in the Plan may request that a portion of the whole Plan Shares credited to the participant’s plan account be sold. A participant must specify the number of Plan Shares, which are to be sold. The Plan Shares sold will be deducted from the participant’s plan account, and any remaining whole Plan Shares and any fraction of a share will continue to have dividends reinvested in the participant’s plan account. The participant will receive a check for the proceeds of the sale less a fee of $.04 per share (which will include a brokerage commission) and securities taxes and fees, if applicable. See “Sale of Plan Shares -General.”

Transfer of Shares

     Transfers can be made in book-entry or certificated form at any time. In order to transfer shares, a participant will need to complete a Transfer Instruction Package. A participant can visit the Agent’s Stock Transfer website at WWW.STOCKBNY.COM to download the information, or call 1-800-642-7365 to request one. Participants must remember to obtain a “Medallion Guarantee” for any transfer of shares.

          A “Medallion Guarantee” ensures that the individual signing the request for transfer is the owner or authorized representative. It can be obtained from financial institutions (including many banks and brokerage firms) participating in one or more of the Medallion Guarantee programs. Book-to-book transfers involving transferring shares from an existing Plan account to a new Plan account should follow the steps listed below.

•	Call The Bank of New York’s toll-free telephone number 1-800-642-7365 to request a Plan Prospectus and Plan Enrollment Form or download a copy to print from The Bank of New York’s website, WWW.STOCKBNY.COM. Complete the form, providing the full registration name, address and social security number of each new participant.

•	The completed Plan Enrollment Form should be sent along with a written request indicating the number of shares (full and fractional) that should be transferred to the new participant’s account. All existing participants in the current Plan account should sign the instructions and their signatures should be Medallion Guaranteed as discussed above.

Termination of Account — General

     Any Optional Cash Payment sent to the Agent prior to a request to terminate will be invested by the Agent unless return of the amount is specifically indicated in the request to terminate. After termination of the plan account, all subsequent dividends will be paid by check to the former participant unless re-enrolled in the Plan. See “Stock Termination”, “Cash Termination” and “Combined Termination” below for specific details.

Termination of Account — Stock (Stock Termination)

     When a participant closes the account or upon discontinuation of the Plan by us, certificates for whole Plan Shares credited to a participant’s plan account will be issued and any fractional shares will be sold. The participant will then receive the sale proceeds from the fractional shares less a fee of $.04 per share (which will include a brokerage commission) and any applicable taxes and fees.

Termination of Account — Cash (Cash Termination)

     In lieu of receiving certificates for whole Plan Shares, the participant may, upon terminating the plan account, request that all of the Plan Shares, both whole and fractional, credited to the plan account be sold. The participant will receive a check for the proceeds of the sale less a fee of $.04 per share (which will include a brokerage commission). See “Sale of Plan Shares — General.”

     A request for a Cash Termination received on or after an Ex-dividend Date will not be processed until after the related Dividend Payment Date. Such request, however, will be processed as promptly as possible after that Dividend Payment Date.

Termination of Account — Stock and Cash (Combined Termination)

     A participant may, upon terminating the plan account, request that a certificate be issued for a portion of the whole Plan Shares credited to the plan account and that the balance of the whole and fractional shares credited to the plan account be sold. The participant will receive a certificate for the whole Plan Shares specified and will also receive a check for the proceeds of the sale of the remaining Plan Shares less a fee of $.04 per share (which will include a brokerage commission) and any applicable securities taxes and fees. See “Sale of Plan Shares — General.”

     A request for a Combined Termination received on or after an Ex-dividend Date will not be processed until after the related Dividend Payment Date. Such request, however, will be processed as promptly as possible after that Dividend Payment Date.

Disposition of All Shares Registered in Participant’s Name

     If a participant disposes of all Certificate Shares of Common Stock registered in the participant’s name, the Agent will continue to reinvest the dividends or pay cash dividends, as elected by the participant, on the Plan Shares credited to the participant’s plan account until notified in writing by such participant that the participant wishes to terminate the plan account.

Rights Offering

     A rights offering takes place when we issue to the existing shareholders the right to purchase additional shares of our Common Stock in proportion to the shares they already own. In a rights offering by us, rights on all Plan Shares will be issued to the Agent or its nominee. The Agent will sell such rights, credit each participant’s plan account in proportion to the whole and fractional shares held therein on the Record Date for such rights, and apply the proceeds to the purchase of additional shares of our Common Stock. Any participant who wishes to exercise, transfer or sell stock purchase rights on the participant’s Plan Shares must request, prior to the Record Date for the issuance of any such rights, that the whole Plan Shares credited to the participant’s plan account be withdrawn from the plan account and registered in the participant’s name. See “Certificates for Plan Shares of Common Stock — Share Withdrawal.”

     Rights on Certificate Shares registered in the name of the participant will be mailed directly to the participant in the same manner as to shareholders not participating in the Plan.

Stock Dividend or Stock Split

     Any stock dividends or split shares distributed by us on Plan Shares credited to the plan account of a participant will be added to the participant’s plan account. Stock dividends or split shares distributed on Certificate Shares registered in the name of the participant will be mailed directly to the participant in the same manner as to shareholders who are not participants in the Plan.

Voting of Plan Shares

     Each participant in the Plan will receive a Notice of Annual Meeting, a Proxy Statement, a proxy card and our Annual Report to Shareholders. The proxy card will include Plan Shares held in the participant’s plan account as well as any shares for which a participant has certificates. The proxy card may be completed, signed and forwarded to the Agent in the return envelope provided for such purpose. If the returned proxy card is properly signed and marked for voting, all the shares covered by such proxy will be voted as marked. If no instructions are received on a returned proxy card, properly signed, with respect to any item thereon, all of the participant’s shares will be voted with respect to such item(s) in accordance with the recommendations of our management.

Certain U.S. Federal Income Tax Considerations

     Participants will generally not realize gain or loss for federal income tax purposes upon the purchase of shares pursuant to the Plan and a participant’s tax basis in the shares will generally be equal to the purchase price of the shares.

     If we distribute cash dividends in the future, participants who elect to reinvest such dividends will be treated as having received a taxable dividend to the extent that the distribution is out of current or accumulated earnings and profits as determined for tax purposes. If we do not have earnings and profits, the distribution will generally be treated as a tax-free reduction in the basis of existing shares. If at the time of the dividend we regularly distribute our earnings and profits, the amount of the distribution will be considered to be equal to the amount of the cash dividend that could have been received instead. Otherwise the amount of the distribution will be equal to the fair market value of the shares on the date of distribution. A participant’s tax basis in the purchased shares will generally be equal to the amount of such distribution.

     A participant’s holding period for shares acquired pursuant to the Plan will begin on the day following the date on which the shares are credited to the participant’s account. When a participant receives certificates for whole shares credited to the participant’s account under the Plan, the participant will not realize taxable income. A participant who receives a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. A gain or loss will also be realized by the participant whenever whole shares are sold. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis of the participant in the shares or fraction sold.

     The foregoing summary is based on current law and does not take into account possible changes in law, which may have retroactive effect. The summary does not address special tax consequences that may be applicable to certain participants subject to special tax treatment, including foreign stockholders. Participants are advised to consult their own tax advisors for further information with respect to the federal, foreign, state and local tax consequences of participation in the Plan.

Shareholders Subject to Withholding

     In the case of foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, or in the case of domestic shareholders whose dividends are subject to backup withholding, the Agent will invest in Common Stock an amount equal to the net dividends of such participants, after deduction of the withholding amount. The amount so withheld will be reflected on a Form 1099-DIV in January as tax withheld.

Responsibility of the Company and the Agent Under the Plan

     Neither we, The Bank of New York as Agent, nor the Broker will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death or with respect to any fluctuation in market value before or after any purchase or sale of Plan Shares.

     The participant should recognize that neither the Agent nor the Broker can assure the participant of a profit or protect the participant against a loss on shares purchased or sold under the Plan.

Modification or Discontinuance of the Plan

     We reserve the right to suspend, modify or discontinue the Plan at any time by action of our Board of Directors. Notice of any such suspension, modification or discontinuance will be given to all participants.

     Upon discontinuance of the Plan by us, certificates for whole Plan Shares held in a participant’s account under the Plan will be issued and a cash payment will be made for any fractional share.

Interpretation and Regulation of the Plan

     We reserve the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.

DESCRIPTION OF COMMON STOCK

General

     Our authorized capital stock consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series (the “Preferred Stock”), and 200,000,000 shares of Common Stock without nominal or par value, together with attached preferred share purchase rights. Following is a brief description of certain of the rights and privileges of the Common Stock. For a complete description, reference is made to our Restated

Articles of Incorporation, as amended (the “Articles”), and our Bylaws (the “Bylaws”) and to the laws of the State of Washington. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

Dividend Rights

     After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by our Board of Directors.

     The Indenture, dated as of April 3, 2001, between us and Chase Manhattan Bank and Trust Company, National Association, trustee, under which $317.1 million of senior unsecured notes were outstanding as of December 31, 2003, contains restrictions on the payment of dividends. So long as there is no default under the Indenture, we do not expect these restrictions to limit our ability to pay dividends on our capital stock.

Voting Rights

     The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law. Each holder of Common Stock is entitled to one vote per share, except that, in the election of directors, each holder has “cumulative” voting rights by which such holder is entitled to that number of votes which is equal to the number of directors to be elected multiplied by the number of shares held. These votes may all be cast for a single nominee for director or may be distributed among any two or more nominees.

     If dividends payable on any shares of Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of such stock become entitled, voting as one class, to elect a majority of the Board of Directors, and the holders of the Common Stock, voting as a single class, will be entitled to elect the remaining directors. Such right does not cease until all defaults in the payment of dividends on the Preferred Stock shall have been cured.

     In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock or to change any of the rights or preferences of outstanding Preferred Stock.

Classified Board of Directors

     Both the Articles and the Bylaws provide for a Board of Directors divided into three classes. Each director of a class will generally serve for a term of three years, with only one class of directors being elected in each year. The classification of the Board of Directors reduces the impact of cumulative voting rights.

     The Articles and Bylaws also generally provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. The Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

“Fair Price” Provision

     The Articles contain a “fair price” provision which requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving us and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an “Interested Shareholder”) unless

•	such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or

•	certain minimum price and procedural requirements are met. The Articles provide that the “fair price” provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

Preferred Share Purchase Rights

     General

     Reference is made to the Rights Agreement, dated as of November 15, 1999 (the “Rights Agreement”) between us and The Bank of New York, as Rights Agent, filed with the SEC. The following statements are qualified in their entireties by such reference.

     On November 12, 1999, our Board of Directors authorized the Rights Agreement to replace the then-existing rights plan, which expired on February 16, 2000. Under the Rights Agreement, we granted one preferred share purchase right (a “Right”) on each outstanding share of Common Stock to holders of Common Stock outstanding on February 15, 2000 or issued thereafter. The description and terms of Rights are set forth in the Rights Agreement.

     Each Right entitles the registered holder, subject to regulatory approvals and other specified conditions, to purchase one one-hundredth of a share of Preferred Stock at a purchase price of $70.00 (the “Purchase Price”). The Rights are exercisable only if a person or group

•	acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, or

•	commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of Common Stock.

     Until that time, the Rights are evidenced by and trade with the shares of Common Stock. The Rights will expire on March 31, 2009 unless we first redeem or exchange them, in each case as described below.

     The purchase of stock pursuant to the Rights may be subject to regulatory approvals and other specified conditions. Under no circumstances will a person or group that acquires 10% of the Common Stock be entitled to exercise Rights.

     “Flip-in”

     If any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, each unexercised Right will entitle its holder to purchase that number of shares of Common Stock or, at our option, Preferred Stock, which has a market value at that time of twice the Purchase Price.

     “Flip-over”

     In the event that any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock, and we

•	consolidate or merge with or into, or

•	sell 50% or more of our assets or earning power to,

any person or group, each unexercised Right would instead entitle its holder to purchase the acquiring company’s common shares having a market value of twice the Purchase Price.

     Exchange

     If a person or group acquires beneficial ownership of more than 10% but less than 50% of the outstanding shares of Common Stock, we may exchange each outstanding Right for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock. That exchange may be subject to regulatory approvals.

     Redemption

     We may redeem the Rights, at a redemption price of $0.01 per Right, at any time until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock.

     Certain Adjustments

     The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

•	if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

•	upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to at least 1% of the Purchase Price. We will not issue fractional shares of Preferred Stock other than in integral multiples of one ten-thousandth of a share.

Instead, we will make an adjustment in cash based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     Amounts Outstanding

     We distributed one Right to our shareholders for each share of Common Stock owned of record by them at the close of business on February 15, 2000. Until the earliest of

•	such time as any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock,

•	March 31, 2009, or

•	the redemption of the Rights.

     We have issued and will continue to issue one Right with each share of Common Stock that is issued after February 15, 2000 so that each outstanding share of Common Stock will have an appurtenant Right. We have initially authorized and reserved 600,000 shares of Preferred Stock for issuance upon exercise of the Rights.

     Amendment

     We may amend the Rights Agreement in any respect until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock. Thereafter, we may amend the Rights Agreement in any manner, which will not adversely affect the holders of the Rights in any material respect.

Statutory Limitation on “Significant Business Transactions”

     General

     The Washington Business Corporation Act contains provisions that limit our ability to engage in “significant business transactions” with an “acquiring person”, each as defined below. We have no right to waive the applicability of these provisions.

     Significant Business Transactions Within Five Years of Share Acquisition Time

     Subject to certain exceptions, for five years after an “acquiring person’s” “share acquisition time”, we may not engage in any “significant business transaction” with such “acquiring person” unless, before such “share acquisition time”, a majority of the Board of Directors approves either:

•	such “significant business transaction”; or

•	the purchase of shares made by such “acquiring person”.

Significant Business Transactions More Than Five Years After Share Acquisition Time

     We may not engage in certain “significant business transactions” (including mergers, share exchanges and consolidations) with any “acquiring person” unless:

•	the transaction complies with certain “fair price” provisions specified in the statute; or

•	no earlier than five years after the “acquiring person’s” “share acquisition time”, the “significant business transaction” is approved at an annual or special meeting of shareholders (in which the “acquiring person’s” shares may not be counted in determining whether the “significant business transaction” has been approved).

     Definitions

     As used in this section:

     “Significant business transaction” means any of various specified transactions involving an “acquiring person”, including:

•	a merger, share exchange, or consolidation of us or any of our subsidiaries with an “acquiring person” or its affiliate;

•	a sale, lease, transfer or other disposition to an “acquiring person” or its affiliate of our assets or any of our subsidiaries having an aggregate market value equal to 5% or more of all of the assets determined on a consolidated basis, or all of our outstanding shares, or representing 5% or more of our earning power or net income determined on a consolidated basis;

•	termination, at any time over the five-year period following the “share acquisition time”, of 5% or more of our employees as a result of the “acquiring person’s” acquisition of 10% or more of our shares; and

•	the issuance or redemption by us or any of our subsidiaries of shares (or of options, warrants, or rights to acquire shares) of ours or any of our subsidiaries to or beneficially owned by an “acquiring person” or its affiliate except pursuant to an offer, dividend distribution or redemption paid or made pro rata to all shareholders (or holders of options, warrants or rights).

     “Acquiring person” means, with certain exceptions, a person (or group of persons) other than us or our subsidiaries who beneficially owns 10% or more of our outstanding Common Stock.

     “Share acquisition time” means the time at which a person first becomes an “acquiring person” of us.

Anti-Takeover Effect

     The provisions of the Articles and the Bylaws described above under “Classified Board of Directors” and “‘Fair Price’ Provision” and the Rights Agreement described above under “Preferred Share Purchase Rights”, together with the provisions of the Washington Business Corporation Act described above under “Statutory Limitations on ‘Significant Business Transactions’”, considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by our Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current market prices. As a result, shareholders who might desire to participate in such a transaction might not have an opportunity to do so.

     The Rights described above under “Preferred Share Purchase Rights” would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired or redeemed. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed, or the Rights Agreement may be amended, as described above.

     The provisions described above under “Classified Board of Directors” could also cause the removal of the incumbent Board of Directors or management to require more time or render such removal more difficult, procedurally or otherwise.

Liquidation Rights

     In the event of any liquidation of us, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of Common Stock would be entitled to share ratably in all of our assets available for distribution to shareholders.

Pre-Emptive Rights

     No holder of any of our stock has any pre-emptive rights.

Miscellaneous

     The presently outstanding shares of Common Stock are fully paid and non-assessable.

     The Common Stock is listed on the New York Stock Exchange and the Pacific Exchange.

     The New York Transfer Agent and Registrar for the Common Stock is The Bank of New York, 101 Barclay Street, 11th Floor, New York, New York 10286.

USE OF PROCEEDS

     Unless shares of Common Stock are purchased directly from us, we will receive no proceeds from the offering of Common Stock under the Plan. We do not know the number of shares of Common Stock that will ultimately be sold pursuant to the Plan, the prices at which such shares will be sold, or the number of shares, if any, that will be purchased directly from us, and therefore, cannot estimate the amount of proceeds to be received from any purchase of such shares. To the extent that shares are purchased directly from us, the proceeds are expected to be used for our construction program, the interim financing of such construction program, the refunding of our other securities, or to reimburse the treasury for funds previously expended for such purposes.

LEGAL MATTERS

     The legality of the shares of Common Stock offered under the Plan and the related Rights was passed upon by David J. Meyer, Esq., Avista Corporation’s Vice President and Chief Counsel for Regulatory and Governmental Affairs, and Dewey Ballantine LLP, counsel to Avista Corporation. In giving its opinion, Dewey Ballantine LLP relied as to matters of Washington, California, Idaho, Montana and Oregon law upon the opinion of Mr. Meyer but concurred in the legal conclusions expressed by Mr. Meyer. Certain matters of U.S. federal income tax law were passed upon by Dewey Ballantine LLP.

EXPERTS

     The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offering of any securities other than those to which it specifically relates, nor an offering of any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs or the affairs of our subsidiaries since the date hereof.

Avista Corporation

Direct Stock Purchase and Dividend
Reinvestment Plan

Shares of Common Stock
(no par value)

PROSPECTUS

PART II

Item 15. Indemnification of Directors and Officers.

     Article Seventh of the Company’s Restated Articles of Incorporation (“Articles”) provides, in part, as follows:

     “The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a Director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a Director in connection with any such proceeding in advance of the final determination thereof upon receipt from such Director of such undertakings for repayment as may be required by applicable law and a written affirmation by such Director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each Director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance, which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a Director and shall inure to the benefit of the heirs, executors and administrators of such a person”.

     The Company has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

     Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

     Article IX of the Company’s Bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:

     “Section 2. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington”.

     Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Registrant out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 16. Exhibits.

     Reference is made to the Exhibit Index on p. II-4 hereof.

POWER OF ATTORNEY

     The Registrant hereby appoints each Agent for Service named in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-63243) as its attorney-in-fact to sign in their name and behalf, and to file with the Securities and Exchange Commission any and all amendments, including additional post-effective amendments, to this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-63243), and each director and/or officer of the Registrant whose signature appears below hereby appoints each such Agent for Service as his attorney-in-fact with like authority to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all such amendments.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-63243) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 3rd day of June, 2005.

AVISTA CORPORATION

By	/s/ MALYN K. MALQUIST

Malyn K. Malquist
Senior Vice President
and Principal Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-63243) has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ GARY G. ELY		June 3, 2005

Gary G. Ely
Chairman of the Board	Principal Executive Officer
President and Principal
Executive Officer

/s/ MALYN K. MALQUIST		June 3, 2005
Principal Financial
Malyn K. Malquist	and Accounting Officer
Senior Vice President and
Principal Financial Officer

/s/ ERIK J. ANDERSON	Director	June 3, 2005

Erik J. Anderson

/s/ KRISTIANNE BLAKE	Director	June 3, 2005

Kristianne Blake

/s/ DAVID A. CLACK	Director	June 3, 2005

David A. Clack

/s/ ROY LEWIS EIGUREN	Director	June 3, 2005

Roy Lewis Eiguren

/s/ JACK W. GUSTAVEL	Director	June 3, 2005

Jack W. Gustavel

/s/ JOHN F. KELLY	Director	June 3, 2005

John F. Kelly

/s/ JESSIE J. KNIGHT	Director	June 3, 2005

Jessie J. Knight, Jr.

/s/ MICHAEL L. NOËL	Director	June 3, 2005

Michael L. Noël

/s/ LURA J. POWELL	Director	June 3, 2005

Lura J. Powell, PH.D.

/s/ R. JOHN TAYLOR	Director	June 3, 2005

R. John Taylor

EXHIBIT INDEX

Exhibit	Description
4(a)*	Restated Articles of Incorporation, as amended November 1, 1999 (filed as Exhibit 3(a) to Form 10-K for the year ended December 31, 2001).

4(b)*	By laws as amended August 13, 2004 (filed as Exhibit 3(b) to Form 8-K dated August 13, 2004).

4(c)*	Rights Agreement, dated as of November 15, 1999, between Avista Corporation and The Bank of New York, as successor Rights Agent (filed as Exhibit 4 to Form 8-K dated November 15, 1999).

5(a)	Opinion and Consent of David J. Meyer, Esq.

5(b)	Opinion and Consent of Dewey Ballantine LLP.

8	Opinion of Dewey Ballantine LLP as to tax matters (contained in Exhibit 5(b)).

23(a)	Consent of David J. Meyer, Esq. (contained in Exhibit 5(a)).

23(b)	Consent of Dewey Ballantine LLP (contained in Exhibit 5(b)).

23(c)	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on page II-3).

* Incorporated by reference herein.